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                                                                    EXHIBIT 99.1

                         LIGHTSPEED INTERNATIONAL, INC.

                             1996 STOCK OPTION PLAN


(1)     ESTABLISHMENT OF THE PLAN

        LightSpeed International, Inc., a Virginia corporation (hereinafter referred to as the "Company"), herein sets forth the terms of its 1996 Stock Option Plan (hereinafter referred to as the "Plan").

(2)     DEFINITIONS

        For purposes of the Plan, the following terms shall have the following meanings:

        (a)     "BOARD" means the Board of Directors of the Company.

        (b) "CODE" means the U.S. Internal Revenue Code of 1986 and the Regulations thereunder, as now or hereafter amended.

        (c) "COMMON STOCK" or "SHARES" means shares of the no par value common stock of the Company.

        (d) "COMPANY" means LightSpeed International, Inc., a Virginia corporation, and any of its parent corporations or wholly-owned or majority-owned subsidiary corporations.

        (e) "FAIR MARKET VALUE," when used in reference to Shares of Common Stock shall mean such value as is determined by the Board in good faith using any reasonable valuation method.

        (f) "PARTICIPANT" means an officer, employee, consultant or advisor of the Company who has been granted an option under the Plan.

        (g) "PLAN SHARES" means any Shares of Common Stock issued to a Participant in connection with an option granted under the Plan.

(3)     PURPOSES OF THE PLAN

        The purposes of the Plan are to provide the Participants with additional incentive and motivation to contribute to the Company's future growth and continued success, by providing them with the opportunity to obtain a stock ownership interest in the Company, and to enable the Company to attract and retain the services of qualified officers, employees, consultants and advisors. The Plan is also intended to reinforce the commonality of interest between the


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Company's shareholders and the Participants in the Plan.

(4)     ADMINISTRATION

        (a) The Plan shall be administered by the Board of Directors of the Company.

        (b) Subject to any specific limitations contained in the Plan, the Board shall have the sole and complete authority: (i) to select the officers, employees, consultants and advisors who shall participate in the Plan; (ii) to grant options in such forms and amounts as it shall determine; (iii) to impose such limitations, restrictions or conditions upon options as it shall deem appropriate; (iv) to modify, amend, cancel or suspend options, with the consent of any Participant affected thereby; (v) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan; and (vi) to make all other determinations and to take all other actions necessary or advisable for the proper administration of the Plan. The Board's interpretation and construction of any provision of the Plan, or of any option granted under it, and any actions taken by the Board under the Plan, shall be final and conclusive upon the Company, the Participants and all other parties.

        (c) With respect to actions taken affecting the Plan, a majority of the Board shall constitute a quorum, and the acts of a majority of the members present at any meeting of the Board at which a quorum is present, or acts approved in writing by a majority of the Board, shall be considered as valid actions by the Board. The Board, in its sole discretion, may delegate its authority hereunder to a committee of directors, in which case all references to the "Board" shall be deemed to be to said committee. The Board may designate one or more officers or employees of the Company to execute documents on its behalf or to perform such other non-discretionary, ministerial duties as the Board may determine.

(5)     TYPES OF OPTIONS

        The following kinds or types of options may be granted under the Plan:
(a) "Incentive Stock Options;" and (b) "Non-Qualified Stock Options," as defined in Paragraph 8(a).

(6)     ELIGIBILITY TO PARTICIPATE

        Only persons who are officers, employees, consultants or advisors of the Company shall be eligible to participate in and to receive options under the Plan. For purposes of this Plan, the term "consultant" or "advisor" shall mean a consultant or advisor who has or will render bona fide services to the Company other than in connection with the offer or sale of securities in a capital raising transaction.





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(7)     SHARES SUBJECT TO THE PLAN

        (a) The Shares to be issued and delivered by the Company upon the exercise of options granted under the Plan shall be Shares of the no par value Common Stock, which may be either authorized but unissued shares or treasury shares as determined by the Board.

        (b) The maximum number of Shares of Common Stock which may be issued under the Plan shall be Two Million Six Hundred Thousand (2,600,000) Shares. In the event of a change in the number or nature of the Shares of outstanding Common Stock by reason of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, exchange of shares, or other similar capital adjustments: (i) equitable proportionate adjustments may be made by the Board in the number or kind of Shares reserved for issuance pursuant to options granted under the Plan; and (ii) with respect to any outstanding options granted under the Plan, equitable proportionate adjustments shall be made by the Board to the number, class, exercise price, or other price of Shares subject to such outstanding options as the Board shall deem to be appropriate in order to maintain the purpose of the original grant. The determination of the Board as to any such adjustments shall be final, binding and conclusive.

        (c) If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the Shares subject to such option shall again be available for issuance in connection with the grant of options under the Plan.

(8)     STOCK OPTIONS

        All stock options granted under the Plan shall be subject to the following terms and conditions:

        (a) The Board may, from time to time in its discretion, subject to the provisions of the Plan, grant to any eligible Participant options to purchase Shares of Common Stock in such amounts as it shall determine, which options may be "Incentive Stock Options" (as defined in Section 422 of the Code and hereinafter referred to as "ISOs") or "Non-Qualified Stock Options" (all other options granted hereunder); provided, that ISOs may only be granted to a person who is a bona fide "employee" of the Company at the time of the grant, as that term is defined in the Code. All options granted pursuant to the Plan shall be evidenced by a written Stock Option Agreement between the Company and the Participant. The Stock Option Agreement shall be in such form and shall contain such terms and conditions as the Board shall determine. The Stock Option Agreement shall indicate whether the option is an ISO or a Non-Qualified Stock Option.

        (b) The purchase price per share payable by a Participant upon the exercise of each option granted under the Plan shall be determined by the Board at the time of the grant of the

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option; provided, that: (i) the exercise or purchase price per share of each
Non-Qualified Stock Option shall not be less than eighty-five percent (85%) of the Fair Market Value of the Shares on the date of the grant, and (ii) the exercise or purchase price per share of each ISO shall not be less than One Hundred percent (100%) of the Fair Market Value of the Shares on the date of the grant, except as hereinafter provided. The exercise or purchase price per share of each ISO granted to a Participant who, at the time of the grant, owns more than Ten percent (10%) of the total combined voting power of all classes of stock of the Company, shall not be less than One Hundred Ten percent (110%) of the Fair Market Value of the Shares on the date of the grant. An option shall be considered granted on the effective date of the Stock Option Agreement, or on such later date as the Board shall specify in the Stock Option Agreement.

        (c) The term during which each option granted under the Plan may be exercised shall be determined by the Board at the time of the grant of the option; provided, that in no event shall an ISO granted under the Plan be exercisable in whole or in part more than ten (10) years from the date it is granted. In addition, in the case of the grant of an ISO to a Participant who, at the time of the grant, owns more than Ten percent (10%) of the total combined voting power of all classes of stock of the Company, in no event shall such ISO be exercisable in whole or in part more than five (5) years from the date it is granted. Each Stock Option Agreement shall set forth a termination date on which the option shall expire in all events.

        The date(s) on which each option granted under the Plan shall become exercisable shall be determined by the Board at the time of the grant of the option. Options granted under the Plan may be exercisable immediately, or after some specified period of time, or according to some specified schedule of exercise, as determined by the Board. The Board may, in its sole discretion, accelerate the date(s) on which an option may be exercised.

        (d) More than one (1) option may be granted to any individual Participant under the Plan, and the terms and conditions of options granted to the same Participant or to other Participants may differ. Other than the overall limit on the number of Shares reserved for issuance under the Plan, there is no specific limitation on the number of Shares for which options may be granted to any individual Participant, except as hereinafter provided. No option which is intended to be an ISO shall be granted to a Participant during any calendar year if the aggregate fair market value (determined at the time the option is granted) of Shares with respect to which ISOs are exercisable for the first time by such Participant during that calendar year under this or any other stock option plan of the Company exceeds One Hundred Thousand Dollars ($100,000.00). The maximum number of Shares of Common Stock which may be issued under the Plan to a Participant is limited to the maximum number of Shares of Common Stock which may be issued under the Plan as set forth in Paragraph (7)(b) hereof.

        (e) An option granted under the Plan shall be exercised by the Participant, or by

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such other person as may be entitled to exercise the option, by sending or delivering a written notice to the Board, or to such officer or other person as the Board shall designate. The written notice shall state the number of Shares with respect to which the option is being exercised, and shall be accompanied by the payment of the full exercise or purchase price for such Shares. The exercise or purchase price for the Shares may be paid in cash, or in the discretion of the Board with shares of Common Stock or any other property, or in any combination thereof. In addition, the Board, in its discretion, may allow for the cashless exercise or conversion of an option, in which the Participant sells or the Company retains option shares equal in Fair Market Value to the exercise price. Any Shares of Common Stock that are delivered in total or partial payment of the exercise or purchase price shall be valued at the Shares' Fair Market Value on the date of the exercise of the option, or on such other date as the Board may determine. A stock certificate(s) for the Shares purchased by the exercise of an option shall be issued in the regular course of the Company's business, subsequent to the exercise of the option and the payment of the purchase price. No Participant entitled to exercise an option granted under the Plan shall have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable upon exercise of such option, until certificates representing such Shares shall have been issued and delivered and the Participant's name entered as a shareholder of record on the books of the Company.

        (f) Options granted under the Plan shall not be assigned, transferred, pledged or otherwise encumbered in any way, except in the event of the death of a Participant, by the Participant's Will or by the applicable laws of descent and distribution, or except pursuant to a qualified domestic relations order. In the event of the death of a Participant, the Participant's estate, personal representative, or the person or persons who acquire (by bequest or inheritance) the rights to exercise any options granted under the Plan, may exercise any available options or parts thereof, prior to the expiration of the exercise period described in Paragraph (8)(g) of the Plan. Each option granted under the Plan shall be exercisable during the Participant's lifetime only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative.

        (g) (i) Except as hereinafter provided, options granted under the Plan shall expire in all events upon the date determined by the Board at the time of the grant of the option and specified in the Stock Option Agreement, which date with respect to ISOs shall not exceed the periods described in Paragraph (8)(c) of the Plan.

            (ii) Unless otherwise specified in the Stock Option Agreement between the Company and the Participant, if a Participant's employment or consulting relationship with the Company (hereinafter referred to as "Company Relationship") is terminated for any reason, other than the Participant's permanent disability or death, prior to the date described in Paragraph 8(g)(i) above, then any options granted under the Plan shall terminate immediately upon the date of the termination of the Participant's employment. The Board may, in its sole discretion, grant options under the Plan which survive, either in whole or in part, the

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termination of a Participant's employment with the Company, upon such terms and conditions as the Board may determine. In addition, the Board may, in its sole discretion, at the time of the termination of a Participant's employment with the Company, extend the exercise period of any option that would otherwise have terminated. In no event, however, shall any option granted under the Plan survive beyond the date described in Paragraph 8(g)(i) above. For purposes of this Plan, a Participant's Company Relationship shall be terminated "for cause" only if terminated because of (A) the Participant's material breach of an employment agreement, consulting agreement, agreement not to compete, confidentiality agreement or other agreement with the Company, (B) the Participant's theft of Company property, (C) the Participant's conviction of a felony or of a misdemeanor which materially impairs the Participant's ability to perform his duties with the Company, (D) the willful and continued failure by the Participant to substantially perform his duties with the Company, (E) a material misrepresentation in or omission from a Participant's job application or job interview, (F) unlawful possession or use of drugs, or (G) willful and continued conduct by the Participant which is demonstrably and materially injurious to the Company, monetarily or otherwise. Notwithstanding anything herein contained to the contrary, if a Participant's Stock Option Agreement contains a separate definition of "for cause," then such definition shall control instead of the definition contained in the foregoing sentence.

               (iii) Unless otherwise specified in the Stock Option Agreement between the Company and the Participant, if a Participant's Company Relationship is terminated by reason of the Participant's permanent disability or death, any outstanding vested options may be exercised, to the extent such options were vested and exercisable on the date of the Participant's permanent disability or death, for a period of 12 months following the date of permanent disability or death. If not exercised within such 12 month period, such options shall terminate. Any options which were not vested or exercisable on the date of the Participant's death or permanent disability shall terminate immediately on that date. The Board may, in its sole discretion, grant options under the Plan which survive, either in whole or in part, the permanent disability or death of a Participant for a period of up to 36 months, upon such terms and conditions as the Board may determine. In addition, the Board may, in its sole discretion, at the time of a Participant's permanent disability or death, extend the exercise period of any option that would otherwise have terminated. In no event, however, shall any option granted under the Plan survive beyond the date described in Paragraph (8)(g)(i) above.

(9)     RESTRICTIONS ON TRANSFER OF SHARES

        (a) Notwithstanding anything to the contrary contained in the Plan, the Company shall not be obligated to issue Plan Shares to a Participant pursuant to any option granted under the Plan, unless at the time of such issuance, the Participant agrees not to sell, assign, give, encumber, pledge or otherwise transfer legal or beneficial ownership of all or any of the Plan Shares to any person, corporation or other entity, during life (whether voluntarily or by

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involuntary legal action), or at death (whether by testamentary disposition, intestate succession or contractual survivorship), except as provided in this Paragraph (9). The Participant's acceptance of any Plan Shares shall be deemed to constitute the Participant's agreement to comply with the terms and conditions of this Paragraph (9). Any attempt to transfer any interest in Plan Shares in violation of the restrictions contained in this Paragraph (9), or in violation of the transfer restrictions and procedures contained elsewhere in this Agreement, shall be ineffective and void, and the Company shall refuse to register the Shares in the name of the transferee.

        (b) If a Participant should receive a bona fide offer for the purchase of any Plan Shares or should otherwise desire to voluntarily sell or transfer any Plan Shares, the Participant shall first give written notice to the Company of his or her receipt of the bona fide offer or of his or her desire to sell or transfer the Plan Shares. The written notice shall describe the offer or proposed sale, including the name and address of the proposed transferee, the number of Plan Shares to be transferred, the price per Share, the terms of payment and all other material terms of the proposed transaction. The Company shall have the first right, but not the obligation, to purchase the Participant's Plan Shares for the price per Share being offered by the bona fide offeror as described in the Participant's written notice to the Company.

        The Company shall exercise its option by sending a written notice to the Participant within 30 days of the date of the Participant's notice to the Company. If the Company exercises its option within such 30-day period, a closing shall be held at the Company's principal place of business within 30 days thereafter on a mutually agreed-upon date and time. The Company may pay the purchase price for the Plan Shares, as determined above, to the Participant (i) in full in cash at the Closing, or (ii) at the election of the Company, in equal monthly, quarterly or annual installments over a period not to exceed three years from the date of Closing. If the Company elects to pay the purchase price in installments, the Company shall deliver a promissory note (the "Note") to the Participant at the Closing reflecting the payment terms and bearing interest on the unpaid balance thereof at the "Prime Rate," plus two percent (2.0%) per annum. Interest shall be payable on the same dates as the installments of principal. The "Prime Rate" shall mean the prime rate announced by the First Union Bank of Virginia on the Closing date. The Note shall be unsecured. The Note may be prepaid by the Company in whole or in part at any time without penalty.

        If the Company fails to exercise its option to purchase the Plan Shares, the Plan Shares or any number of them may be sold at any time within 90 days from the date of the Participant's original notice to the Company, but only for the price and on the terms specified in the original notice. No sale of the Participant's Plan Shares shall be made after the end of the 120-day period, nor shall any change in the price or terms of sale or transfer be permitted, without a new notice of intention to transfer in compliance with the requirements of this Paragraph (9).

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        (c) All stock certificates now or hereafter issued by the Company to any
Participant under the Plan shall be subject to the transfer restrictions and limitations of this Paragraph (9) and shall contain a restrictive legend to that effect.

        (d) The restrictions and provisions contained in this Paragraph (9) shall terminate and be of no further force or effect with respect to Plan shares on the earlier of: (i) the date the Company successfully completes an initial public offering of its Common Stock pursuant to the Securities Act of 1933, as amended, or (ii) the effective date of the Company's registration of its Common Stock as a Class under the Securities Exchange Act of 1934, as amended.

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(10)    EFFECT OF PLAN ON EMPLOYMENT STATUS

        The fact that the Participant has been granted an option under the Plan shall not affect the right of the Company to terminate the Participant's Company Relationship at any time, subject to the provisions of any written employment agreement or other agreement between the Company and such Participant.

(11)    AMENDMENT, MODIFICATION OR TERMINATION OF THE PLAN

        The Board of Directors may terminate, amend or modify the Plan in its discretion, at any time; provided, however, that no amendment, modification or termination of the Plan shall affect any outstanding options theretofore granted under the Plan in any manner, without the consent of the Participant or his or her successor-in-interest. In addition, any amendment or modification that would increase the number of Shares reserved for issuance under the Plan or change the requirements as to eligibility for participation in the Plan, must also be approved by the Company's shareholders.

(12)    WITHHOLDING

        Upon the transfer of Common Stock as a result of the exercise of a stock option, the Company shall have the right to retain or sell without notice, sufficient Shares to cover the amount of any tax required by any governmental authority to be withheld or otherwise deducted and paid with respect to such payment, remitting any balance to the Participant; provided, however, that the Participant shall have the option to provide the Company with the funds, including previously acquired Shares of the Company's Common Stock (if acceptable to the Board in its discretion), to enable it to pay any such tax.

(13)   SECURITIES LAWS

        Notwithstanding anything to the contrary contained in the Plan, the Company shall not be obligated to issue Shares of its Common Stock to a Participant pursuant to any option granted under the Plan, unless at the time of such issuance the Shares are registered, exempt, or the subject matter of an exempt transaction under both federal and applicable state securities laws. If requested to do so by the Board, as a condition to the exercise of an option or the receipt of Shares, each Participant shall execute a certificate indicating that he or she is purchasing the Common Stock for investment and not with any present intention to sell or distribute the same and making other reasonable representations and warranties.

(14)    TERM OF THE PLAN

        The Plan shall become effective on the date of its adoption by the Company's


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shareholders. The Plan shall terminate ten years after its effective date, or on such earlier date as may be determined by the Board of Directors. No option shall be granted under the Plan following the Plan's termination. The termination of the Plan shall not affect the rights of Participants under outstanding options previously granted under the Plan, and all of such unexpired options shall continue in full force and effect after termination of the Plan, except as they may lapse or be terminated under the terms and conditions of each individual option grant.



THE PLAN HAS BEEN AMENDED AS FOLLOWS:

1. PARAGRAPH (7)(b) OF THE PLAN WAS AMENDED BY THE COMPANY'S SHAREHOLDERS EFFECTIVE APRIL 14, 1997 TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN FROM 1,000,000 TO 2,000,000.

2. THE BOARD OF DIRECTORS AMENDED THE PLAN EFFECTIVE AUGUST 27, 1997 BY ADDING TWO SENTENCES CONCERNING "FOR CAUSE" TERMINATION TO THE END OF PARAGRAPH (8)(g)(ii).

3. PARAGRAPH (7)(b) OF THE PLAN WAS AMENDED BY THE COMPANY'S SHAREHOLDERS EFFECTIVE NOVEMBER 11, 1997 TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN FROM 2,000,000 TO 2,600,000.


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